Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

800-348-1074, ext. 3333

Carrols Restaurant Group, Inc. Reports Financial Results for the

Fourth Quarter and Full Year 2009

Syracuse, New York — (Businesswire) – February 25, 2010 — Carrols Restaurant Group, Inc. (Nasdaq: TAST), the parent company of Carrols Corporation, today announced financial results for the fourth quarter and full year ended January 3, 2010.

Highlights for the 14-week fourth quarter of 2009 versus the 13-week fourth quarter of 2008 include:

•

Net income of $4.1 million, or $0.19 per diluted share (after impairment charges of $0.07 per diluted share, after tax), compared to net income of $4.4 million, or $0.20 per diluted share (including non-recurring gains and impairment charges, which in the aggregate reduced earnings by approximately $0.02 per diluted share, after tax);

•	Total revenues increased 4.4% to $209.7 million from $200.8 million, including a 5.8% increase for the Company’s Hispanic Brands;

•	Comparable restaurant sales (on a comparable 13 week basis) increased 0.3% at Pollo Tropical®, decreased 4.5% at Taco Cabana® and decreased 3.0% at Burger King®;

Highlights for the 53-week full year 2009 versus the 52-week full year 2008 include:

•

Net income of $21.8 million, or $1.00 per diluted share, (including non-recurring gains and impairment charges, which in the aggregate reduced earnings by approximately $0.06 per diluted share, after tax), compared to net income of $12.8 million, or $0.59 per diluted share (including non-recurring gains and impairment charges, which in the aggregate reduced earnings by approximately $0.02 per diluted share, after tax);

•	Total revenues were $816.1 million compared to $816.3 million, including a 1.7% increase for the Company’s Hispanic Brands;

•	Comparable restaurant sales (on a comparable 52 week basis) decreased 1.3% at Pollo Tropical, decreased 3.7% at Taco Cabana and decreased 2.6% at Burger King;

•	Total outstanding indebtedness was reduced $33.1 million for the full year to $283.1 million as of January 3, 2010.

As of January 3, 2010, the Company owned and operated 559 restaurants, including 312 Burger King, 91 Pollo Tropical and 156 Taco Cabana restaurants.

Alan Vituli, Chairman and Chief Executive Officer of Carrols Restaurant Group, Inc. commented, “We were able to significantly increase earnings in 2009 despite ongoing challenges to top-line growth caused by the difficult consumer environment. The 2009 earnings improvements were brought about by our effective management of controllable expenses, favorable commodity and utility costs, and a decrease in interest expense, all of which more than offset fixed cost deleveraging caused by the decline in comparable restaurant sales. The increase in net income, combined with relatively modest capital expenditures, enabled the Company to reduce outstanding indebtedness by $33.1 million in 2009 which further improved our leverage ratios.”

Vituli continued, “Looking ahead, strengthening our top-line is our greatest opportunity but remains a challenge in the current environment. To stimulate guest traffic at our Hispanic Brands, we continue to focus on our pipeline of new products and compelling promotional offers, supported through television, radio and direct mail advertising. We continue to emphasize the attributes that most differentiate our brands within the quick-casual segment: freshly-made food, distinct flavor profiles and a strong value proposition for the consumer. The Burger King system, on the other hand, has increasingly focused on the customers’ need for extreme affordability with very aggressive price-pointed promotional activities. We remain cautious about sales expectations for our Burger King restaurants in light of recent trends, the competitive environment and continuing pressures on consumer spending.”

Fourth Quarter 2009 Results

Total revenues increased 4.4% to $209.7 million from $200.8 million during the fourth quarter of 2009 compared to the fourth quarter of 2008, while revenues from the Company’s Hispanic Brands increased 5.8% to $109.8 million from $103.8 million. These year-over-year increases were mostly due to one additional week in the fourth quarter of 2009.

Pollo Tropical revenues increased 7.4% to $45.1 million during the fourth quarter of 2009 compared to $42.0 million in the fourth quarter of 2008, mostly due to the additional week in 2009. Pollo Tropical comparable restaurant sales (on a comparable 13 week basis) increased 0.3%.

Taco Cabana revenues increased 4.7% to $64.7 million during the fourth quarter of 2009 compared to $61.8 million in the fourth quarter of 2008 due to the additional week in 2009. Taco Cabana comparable restaurant sales (on a comparable 13 week basis) decreased 4.5%. The Company opened one Taco Cabana restaurant in the fourth quarter of 2009.

Burger King revenues increased 2.9% to $99.9 million during the fourth quarter of 2009 compared to $97.0 million in the fourth quarter of 2008 due to the additional week in the fiscal period. Burger King comparable restaurant sales (on a comparable 13 week basis) decreased 3.0%. The Company opened one Burger King restaurant (a relocation of an existing unit) and closed three restaurants in the fourth quarter of 2009 (including the unit closed in conjunction with the relocation).

General and administrative expenses were $13.2 million in the fourth quarter of 2009 compared to $13.1 million in the fourth quarter of 2008, and as a percentage of total revenues, decreased to 6.3% from 6.5%.

Income from operations increased to $11.2 million in the fourth quarter of 2009 from $9.5 million in the fourth quarter of 2008, and as a percentage of total revenues, improved to 5.4% from 4.7%. Impairment charges and non-recurring losses (gains), in the net, reduced income from operations by $2.5 million in 2009 and $4.9 million in 2008. The effect of one additional week in the fourth quarter of 2009 contributed approximately $2.9 million to income from operations.

Interest expense was $4.7 million in the fourth quarter of 2009 and $1.9 million lower than the fourth quarter of 2008 due to debt reductions and lower interest rates. During the fourth quarter of 2009, the Company reduced its outstanding indebtedness by $8.1 million to $283.1 million.

Net income for the fourth quarter of 2009 was $4.1 million, or $0.19 per diluted share, compared to net income for the fourth quarter of 2008 of $4.4 million, or $0.20 per diluted share. The fourth quarter of 2009 included impairment charges of approximately $2.4 million, or $0.07 per diluted share, after tax. The Company estimates that the additional week in 2009 increased earnings by approximately $0.07 per diluted share, after tax. The fourth quarter of 2008 included non-recurring gains and impairment charges, which in the aggregate reduced earnings by approximately $0.02 per diluted share, after tax.

Full-Year 2009 Results

For the year ended January 3, 2010 (which contained 53 weeks), total revenues were essentially flat at $816.1 million compared to $816.3 million in fiscal 2008 (which contained 52 weeks). Income from operations increased to $54.1 million from $44.0 million, and as a percentage of total revenues, improved to 6.6% from 5.4%. Net income increased to $21.8 million in 2009, or $1.00 per diluted share, from $12.8 million in 2008, or $0.59 per diluted share. The full year 2009 results included non-recurring gains and impairment charges, which in the aggregate reduced earnings by approximately $0.06 per diluted share, after tax. The full year 2008 results also included non-recurring gains and impairment charges, which in the aggregate reduced earnings by approximately $0.02 per diluted share, after tax.

Outlook

The Company is not providing specific earnings guidance for 2010 given the continuing uncertainties with regard to the overall economy and consumer spending, and in particular, a lack of visibility regarding the key drivers of comparable sales for its Burger King restaurants. The Company does expect to see continuing improvement in sales trends for its Hispanic Brands. However, uncertainty regarding the impact of Burger King new product introductions and its promotional and discounting tactics make predicting sales and earnings difficult in the current environment.

The Company is providing the following information for 2010:

•

The 2010 fiscal year has one less week than 2009, the effect of which is estimated to negatively impact revenues by approximately $13.6 million and earnings by $0.07 per diluted share compared to 2009;

•

Comparable restaurant sales for Pollo Tropical are expected to increase 0% to 3%. Taco Cabana comparable restaurant sales are expected to be somewhat soft early in the year, improving as the year progresses and to be flat or slightly positive for the full year;

•	Commodity costs are expected to decrease 1% to 2% for Pollo Tropical, to be flat to down 1% for Taco Cabana and to increase 3% to 4% for Burger King;

•	Amortization of unearned purchase discounts, which are recognized as a reduction of cost of sales, will decrease $2.2 million for our Burger King restaurants in 2010 since the funds received in 2000 from the Coca-Cola Company and Dr. Pepper/Seven-Up, Inc. became fully amortized at the end of 2009;

•	The Company anticipates the opening of four to six new Hispanic Brand restaurants, the net closing of seven Burger King restaurants and the closing of two Taco Cabana restaurants;

•	Total capital expenditures are expected to be $40 million to $45 million, increasing from 2009 due to some additional remodeling at the Hispanic Brands;

•	Depreciation expense is expected to increase approximately 5% reflecting 2009 capital equipment additions, 2010 new units and increases in reimaging expenditures;

•	General and administrative expense is expected to increase 2% to 3%; and

•	The Company’s estimated annual effective tax rate is expected to be 37.0% to 37.5%.

Vituli concluded, “All things considered, 2009 results were solid recognizing that earnings growth was driven mainly by lower costs. Earnings in 2010 will be more challenging as improvements in sales will be critical. There remains considerable uncertainty, though, regarding the timing of the economic recovery and improvements in consumer spending. We believe that our Hispanic Brands are well-positioned, resilient and have attractive long-term growth potential. Nonetheless, we have limited new unit growth in the near-term to continue to maximize free cash flow and pay down debt. We would anticipate more aggressive expansion of our Hispanic Brands beyond 2010 as the economy improves. Because we have far less control of the sales at our Burger King restaurants, we remain cautious at this time regarding their 2010 results.”

Conference Call Today

The Company will host a conference call to discuss the fourth quarter and full year 2009 financial results today at 8:00 AM Eastern Time.

The conference call can be accessed live over the phone by dialing 877-941-4776 or for international callers by dialing 480-629-9762. A replay will be available one hour after the call and can be accessed by dialing 800-406-7325 or for international callers by dialing 303-590-3030; the passcode is 4226922. The replay will be available until Thursday, March 4, 2010. The call will be webcast live from the Company’s website at www.carrols.com, under the investor relations section.

About the Company

Carrols Restaurant Group, Inc., operating through its subsidiaries, including Carrols Corporation, is one of the largest restaurant companies in the United States. The Company operates three restaurant brands in the quick-casual and quick-service restaurant segments with 559 company-owned and operated restaurants in 17 states as of January 3, 2010, and 32 franchised restaurants in the United States, Puerto Rico, Ecuador, Honduras and the Bahamas. Carrols Restaurant Group owns and operates two Hispanic Brand restaurants, Pollo Tropical and Taco Cabana. It is also the largest Burger King franchisee, based on number of restaurants, and has operated Burger King restaurants since 1976.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects” or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in the Company’s and Carrols Corporation’s filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.

Consolidated Statements of Operations

(in thousands except per share amounts)

	(unaudited) Three Months Ended December 31, (a)		Year Ended December 31, (a)
	2009	2008	2009	2008
Revenues:
Restaurant sales	$209,208	$200,471	$814,534	$814,893
Franchise royalty revenues and fees	489	357	1,606	1,434

Total revenues	209,697	200,828	816,140	816,327

Costs and expenses:
Cost of sales	62,162	59,686	237,446	244,816
Restaurant wages and related expenses (b)	62,657	57,125	239,553	236,215
Restaurant rent expense	12,492	11,921	49,709	46,686
Other restaurant operating expenses	29,220	29,952	117,761	123,278
Advertising expense	7,620	6,455	31,172	31,329
General and administrative expenses (b)	13,169	13,058	51,851	52,663
Depreciation and amortization	8,687	8,213	32,520	32,436
Impairment and other lease charges	2,371	5,366	2,771	5,521
Other loss (income) (c)	79	(461)	(720)	(580)

Total costs and expenses	198,457	191,315	762,063	772,364

Income from operations	11,240	9,513	54,077	43,963
Interest expense	4,730	6,615	19,638	28,033
Gain on extinguishment of debt (d)	—	(4,188)	—	(4,368)

Income before income taxes	6,510	7,086	34,439	20,298
Provision for income taxes	2,363	2,717	12,604	7,546

Net income (e)	$4,147	$4,369	$21,835	$12,752

Basic net income per share	$0.19	$0.20	$1.01	$0.59

Diluted net income per share	$0.19	$0.20	$1.00	$0.59

Basic weighted average common shares outstanding	21,598	21,577	21,594	21,574

Diluted weighted average common shares outstanding	21,846	21,577	21,769	21,576

(a)	The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The 2009 fiscal year was a 53 week fiscal period and the 2008 fiscal year was a 52 week fiscal period. For convenience, all references to the three months and years ended January 3, 2010 and December 28, 2008 are referred to as the three months and years ended December 31, 2009 and December 31, 2008, respectively. The three months ended December 31, 2009 included 14 weeks and the three months ended December 31, 2008 included 13 weeks.
(b)	Restaurant wages and related expenses include stock-based compensation expense of $59 and $62 for the three months ended December 31, 2009 and 2008, respectively, and $215 and $233 for the years ended December 31, 2009 and 2008, respectively. General and administrative expenses include stock-based compensation expense of $297 and $416 for the three months ended December 31, 2009 and 2008, respectively and $1,196 and $1,706 for the years ended December 31, 2009 and 2008, respectively.
(c)	Other income in 2009 included a gain of $579 from an insurance recovery for restaurants damaged during Hurricane Ike, a gain of $220 from the sale of a non-operating Taco Cabana property and a loss of $79 from the sale-leaseback of a Burger King property. Other income in 2008 included a gain of $461 from an insurance recovery for a restaurant damaged during Hurricane Ike and a gain of $119 from the sale of a closed Taco Cabana restaurant property.

(d)	Gain on extinguishment of debt in 2008 was related to the Company’s open market purchase of its 9% senior subordinated notes in the principal amount of $13.0 million and $15.0 million for the three months and year ended December 31, 2008, respectively.
(e)	The consolidated financial results for Carrols Corporation, the sole operating subsidiary of Carrols Restaurant Group, Inc., differ from the above by a slight difference in rent expense. Consolidated net income for Carrols Corporation for the three months ended December 31, 2009 and 2008 was $4,148 and $4,370, respectively, and $21,841 and $12,758 for the years ended December 31, 2009 and 2008, respectively.

Carrols Restaurant Group, Inc.

The following table sets forth certain unaudited supplemental financial and other restaurant data for the periods indicated (in thousands, except number of restaurants):

	(unaudited) Three Months Ended December 31,		(unaudited) Years Ended December 31,
	2009	2008	2009	2008
Segment revenues:
Burger King	$99,857	$97,000	$384,020	$391,549
Pollo Tropical	45,103	41,999	177,840	175,124
Taco Cabana	64,737	61,829	254,280	249,654

Total revenues	$209,697	$200,828	$816,140	$816,327

Change in comparable restaurant sales: (a)
Burger King	(3.0)%	1.2%	(2.6)%	3.5%
Pollo Tropical	0.3%	(3.6)%	(1.3)%	(1.0)%
Taco Cabana	(4.5)%	0.5%	(3.7)%	0.0%

Segment EBITDA: (b)
Burger King	$7,931	$8,591	$32,825	$31,123
Pollo Tropical	6,702	5,263	26,228	23,222
Taco Cabana	8,100	9,255	31,006	28,934

Average sales per restaurant: (c)
Burger King	$310	$306	$1,206	$1,226
Pollo Tropical	459	465	1,911	1,988
Taco Cabana	388	402	1,607	1,664

New restaurant openings:
Burger King	1	2	2	4
Pollo Tropical	—	2	1	7
Taco Cabana	1	3	4	10

Total new restaurant openings	2	7	7	21

Restaurant closings:
Burger King	(3)	(4)	(5)	(11)
Pollo Tropical	—	—	(1)	—
Taco Cabana	—	(2)	(2)	(3)

Net new restaurants	(1)	1	(1)	7

	At 12/31/09	At 12/31/08
Number of company owned restaurants:
Burger King	312	315
Pollo Tropical	91	91
Taco Cabana	156	154

Total company owned restaurants	559	560

Long-term debt (d)	$283,092	$316,154

(a)	The changes in comparable restaurant sales are calculated using only those company-owned and operated restaurants open since the beginning of the earliest period being compared and for the entirety of both periods being compared. Restaurants are included in comparable restaurant sales after they have been open for 12 months for Burger King restaurants and 18 months for Pollo Tropical and Taco Cabana restaurants. Comparable restaurant sales are presented on a comparable 52 week basis for the year and 13 weeks for the quarter.
(b)

Segment EBITDA is defined as earnings attributable to the applicable segment before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense, other loss (income) and gains or losses on extinguishment of debt. Segment EBITDA is used because it is the measure of segment profit or loss reported to our chief operating decision maker for purposes of allocating resources to the segments and assessing each segment’s performance. This may not be necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Segment EBITDA for Burger King restaurants includes general and administrative expenses related directly to the Burger King segment as well as the expenses associated with administrative support to all three of the Company’s segments including executive management, information systems and certain accounting, legal and other administrative functions.

(c)	Average sales for company-owned or operated restaurants are derived by dividing restaurant sales for such year for the applicable segment by the average number of restaurants for the applicable segment for such year. For comparative purposes, the calculation of average sales per restaurant is based on a 13 week quarter and 52-week year, respectively, and in 2009 excludes restaurant sales for the extra week in the fiscal period.
(d)	Long-term debt (including current portion) at January 3, 2010 included $165,000 of the Company’s 9% senior subordinated notes, $106,900 of outstanding borrowings under its senior credit facility, $9,999 of lease financing obligations and $1,193 of capital lease obligations. Long-term debt at December 31, 2008 (including current portion) included $165,000 of the Company’s 9% senior subordinated notes, $135,000 of outstanding borrowings under its senior credit facility, $14,859 of lease financing obligations and $1,295 of capital lease obligations.